                                                                    Exhibit 11



                         BENTHOS, INC. AND SUBSIDIARY

                       Computation of Earnings per Share




                                               YEARS ENDED SEPTEMBER 30,
                                              1996       1995       1994

Net income                                 $1,171,334   $161,807   $205,025
                                           ----------   --------   --------

Weighted average common shares
 outstanding                                  793,685    817,597    866,151

Common stock equivalents outstanding,
 pursuant to the treasury stock
 method                                        77,596     72,514      5,260
                                           ----------   --------   --------

Weighted average number of common and
common equivalent shares outstanding          871,281    890,111    871,411
                                           ==========   ========   ========

Net income per common and common
 equivalent share outstanding              $     1.34   $    .18   $    .24
                                           ==========   ========   ========